As filed with the Securities and Exchange Commission on July 18, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-196504)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-181175)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-169198)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-142589)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-09981)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE GEO GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	65-0043078
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

One Park Place, Suite 700, 621 NW 53rd Street, Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

The GEO Group, Inc. 2014 Stock Incentive Plan

The GEO Group, Inc. 2011 Employee Stock Purchase Plan

Amended and Restated The GEO Group, Inc. 2006 Stock Incentive Plan

Nonemployee Director Stock Option Plan

(Full Titles of the Plans)

John J. Bulfin, Esq.

Senior Vice President, General Counsel and Secretary

One Park Place, Suite 700,

621 NW 53rd Street,

Boca Raton, Florida 33487

(Name and Address of Agent for Service)

(561) 893-0101

(Telephone number, including area code, of agent for service)

With a copy to:

Stephen K. Roddenberry, Esq.

Esther L. Moreno, Esq.

Akerman LLP

One Southeast Third Avenue, 25th Floor

Miami, Florida 33131

(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “larger accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

On June 27, 2014, as part of the plan to reorganize the business operations of The GEO Group, Inc., a Florida corporation, so that it could elect to qualify as a real estate investment trust (REIT) for federal income tax purposes beginning January 1, 2013, The GEO Group, Inc. merged with and into its wholly owned subsidiary, The GEO Group REIT, Inc., a Florida corporation, with The GEO Group REIT, Inc. as the surviving corporation. We refer to The GEO Group, Inc. as the Predecessor Registrant and The GEO Group REIT, Inc. as the Registrant. The merger occurred pursuant to an Agreement and Plan of Merger, dated as of March 21, 2014, which we refer to as the merger agreement, and was approved by the requisite vote of the shareholders of the Predecessor Registrant at a special meeting of the shareholders held on May 2, 2014. At 4:10 p.m., Eastern Time, on June 27, 2014, the effective time of the merger, the Registrant changed its name from “The GEO Group REIT, Inc.” to “The GEO Group, Inc.” Immediately after the merger, the Registrant commenced, directly or indirectly, conducting all of the business conducted by the Predecessor Registrant immediately prior to the Merger. Unless otherwise indicated, references to “we,” “us,” “our,” the “Company” and “The GEO Group, Inc.” refer to the Registrant, its subsidiaries and its predecessor, the Predecessor Registrant.

At the effective time of the merger, pursuant to the merger agreement, the outstanding shares of the Predecessor Registrant’s common stock, par value $0.01 per share, were converted into the right to receive an equal number of shares of the Registrant’s common stock, par value $0.01 per share, which are subject to certain share ownership and transfer restrictions designed to protect the Registrant against the risk of losing its REIT status.

The issuance of the shares of the Registrant’s common stock was registered under the Securities Act of 1933, as amended, pursuant to the Registrant’s registration statement on Form S-4 (File No. 333-192209), which was declared effective by the U.S. Securities and Exchange Commission on April 3, 2014. Shares of the Registrant’s common stock trade on the same exchange, the New York Stock Exchange, and under the same symbol, “GEO,” as the shares of the Predecessor Registrant common stock prior to the merger.

At the effective time of the merger, Registrant assumed all of the Predecessor Registrant’s obligations under the following plans (the “Plans”):

•	The GEO Group, Inc. 2014 Stock Incentive Plan;

•	The GEO Group, Inc. 2011 Employee Stock Purchase Plan;

•	Amended and Restated The GEO Group, Inc. 2006 Stock Incentive Plan; and

•	Nonemployee Director Stock Option Plan.

Each outstanding option to purchase Predecessor Registrant common stock and each other right to receive Predecessor Registrant common stock under the Plans converted into an option to purchase or right to receive the same number of shares of Registrant common stock, with the same rights and conditions as the corresponding Predecessor Registrant option and other rights to receive Predecessor Registrant common stock under the Plans prior to the merger.

This Post-Effective Amendment pertains to the adoption by Registrant of the following Registration Statements of the Predecessor Registrant (collectively, the “Registration Statements”):

i.	Registration on Form S-8 (File No. 333-196504) filed with the Commission on June 4, 2014 covering 3,083,353 shares of common stock (The GEO Group, Inc. 2014 Stock Incentive Plan);

ii.	Registration on Form S-8 (File No. 333-181175) filed with the Commission on May 4, 2012 covering 500,000 shares of common stock and related preferred share purchase rights (The GEO Group, Inc. 2011 Employee Stock Purchase Plan);

iii.	Registration on Form S-8 (File No. 333-169198) filed with the Commission on September 3, 2010 covering 3,000,000 shares of common stock and related preferred share purchase rights (Amended and Restated The GEO Group, Inc. 2006 Stock Incentive Plan);

iv.	Registration on Form S-8 (File No: 333-142589) filed with the Commission on May 3, 2007 covering 700,000 shares of common stock (The GEO Group, Inc. 2006 Stock Incentive Plan); and

v.	Registration on Form S-8 (File No. 333-09981) filed with the Commission on August 12, 1996 covering 60,000 shares of common stock (Nonemployee Director Stock Option Plan).

This Post-Effective Amendment is being filed by the Registrant pursuant to Rule 414 under the Securities Act, as the successor issuer to the Predecessor Registrant following the merger. In accordance with Rule 414(d), the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. Registration fees were paid at the time of the filing of the Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We are subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in these Post-Effective Amendments by reference (except the information contained in such documents to the extent that it is “furnished” and not “filed”):

a)	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Commission on March 3, 2014, and the portions of our proxy statement on Schedule 14A for our 2014 Annual Meeting of Shareholders filed with the Commission on March 21, 2014 that are incorporated by reference therein;

b)	Our Quarterly Report on Form 10-Q for the period ended March 31, 2014, filed with the Commission on May 6, 2014;

c)	Our Current Reports on Form 8-K, filed with the Commission on February 25, 2014, March 6, 2014, May 5, 2014, June 30, 2014 and July 9, 2014; and

d)	The description of our common stock contained in Exhibit 4.1 to Form 8-K filed with the Commission on June 30, 2014, and any subsequent amendments and reports filed to update that description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

Attention: Investor Relations

The GEO Group, Inc.

One Park Place, Suite 700,

621 NW 53rd Street,

Boca Raton, Florida 33487

(866) 301-4436 or (561) 893-0101

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act, referred to as the FBCA, provides that a Florida corporation, such as the Registrant, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation shall have the power to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 607.0850.

Section 607.0850 of the FBCA further provides that expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification pursuant to Section 607.0850 of the FBCA.

Notwithstanding the foregoing, Section 607.0850(7) of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his or her duties as a director; and (ii) the director’s breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Amended and Restated Articles of Incorporation. Article X of the Amended and Restated Articles of Incorporation provide that the Company shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law as it presently exist or may hereafter by amended.

Amended and Restated Bylaws. The Company’s Amended and Restated Bylaws provide that the Company shall indemnify any person who was or is made a party to any proceeding by reason of the fact that he or she is or was a director or officer of the corporation, or a director or an officer of the corporation serving as a trustee or fiduciary of an employee benefit plan of the corporation and the board of directors may indemnify any employee of the corporation with respect to such circumstances by resolution, against any liability incurred in connection with such proceeding, including an appeal thereof. The corporation shall pay reasonable expenses, on a conditional basis, in advance of final disposition subject to the provisions of applicable law. GEO’s Amended and Restated Bylaws further provide that such right of indemnification shall not be exclusive of any right to which any director or officer of GEO may be entitled to as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the “Exhibit Index” which follows the signature pages to this Post-Effective Amendment No. 1 to Form S-8 and is incorporated by reference herein.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on July 18, 2014.

THE GEO GROUP, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Senior Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George C. Zoley George C. Zoley	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 18, 2014

/s/ Brian R. Evans Brian R. Evans	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 18, 2014

/s/ Ronald A. Brack Ronald A. Brack	Vice President, Chief Accounting Officer and Controller	July 18, 2014

/s/ Clarence E. Anthony Clarence E. Anthony	Director	July 18, 2014

/s/ Norman A. Carlson Norman A. Carlson	Director	July 18, 2014

/s/ Anne N. Foreman Anne N. Foreman	Director	July 18, 2014

/s/ Richard H. Glanton Richard H. Glanton	Director	July 18, 2014

/s/ Christopher C. Wheeler Christopher C. Wheeler	Director	July 18, 2014

/s/ Julie Myers Wood Julie Myers Wood	Director	July 17, 2014

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of The GEO Group REIT, Inc., as filed with the Department of State of Florida effective as of June 27, 2014, incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the SEC on June 30, 2014.

4.2	Amended and Restated Bylaws of The GEO Group REIT, Inc., adopted effective as of June 27, 2014, incorporated by reference to Exhibit 3.3 to Registrant’s Current Report on Form 8-K filed with the SEC on June 30, 2014.

5.1*	Opinion of Akerman LLP.

10.1	Nonemployee Director Stock Option Plan, incorporated by reference to Exhibit 10.1 to the Predecessor Registrant’s Registration Statement on Form S-8 filed with the SEC on August 12, 1996 (File No. 333-099981).

10.2	Amended and Restated The GEO Group, Inc. 2006 Stock Incentive Plan, incorporated by reference to Exhibit 10.45 to the Predecessor Registrant’s Registration Statement on Form S-8 filed with the SEC on September 3, 2010 (File No. 333-169198).

10.3	The GEO Group, Inc. 2011 Employee Stock Purchase Plan, incorporated by reference to Exhibit 10.41 to the Predecessor Registrant’s Registration Statement on Form S-8 filed with the SEC on May 4, 2012 (File No. 333-181175).

10.4	The GEO Group, Inc. 2014 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 to the Predecessor Registrant’s Registration Statement on Form S-8 filed with the SEC on June 4, 2014 (File No. 333-196504).

23.1*	Consent of Akerman LLP (included in Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith